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                                                                      EXHIBIT 11



                      REXALL SUNDOWN, INC. AND SUBSIDIARIES
                     NET INCOME PER COMMON SHARE CALCULATION



                                                              Three Months Ended          Nine Months Ended
                                                                    May 31,                      May 31,
                                                           -------------------------   -------------------------
                                                              1997           1996         1997           1996
                                                           -----------   -----------   -----------   -----------
Net income                                                 $ 9,279,968   $ 6,133,930   $25,073,339   $13,764,170
                                                           ===========   ===========   ===========   ===========

PRIMARY

Weighted average common shares outstanding(1)               33,376,676    30,222,521    32,607,601    29,978,221
Common stock equivalents(2)                                    959,777       530,753     1,102,224       409,636
                                                           -----------   -----------   -----------   -----------

Primary weighted average common shares outstanding          34,336,453    30,753,274    33,709,825    30,387,857
                                                           ===========   ===========   ===========   ===========

Primary net income per common share                        $      0.27   $      0.20   $      0.74   $      0.45
                                                           ===========   ===========   ===========   ===========


FULLY DILUTED

Weighted average common shares outstanding(1)               33,376,676    30,222,521    32,607,601    29,978,221
Common stock equivalents(2)                                  1,062,314       539,601     1,083,825       454,860
                                                           -----------   -----------   -----------   -----------

Fully diluted weighted average common shares outstanding    34,438,990    30,762,122    33,691,426    30,433,081
                                                           ===========   ===========   ===========   ===========

Fully diluted net income per common share                  $      0.27   $      0.20   $      0.74   $      0.45
                                                           ===========   ===========   ===========   ===========

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(1)      Represents weighted average common shares outstanding for the periods indicated.
(2) Common stock equivalents associated with stock options calculated pursuant to the treasury stock method taking into consideration the tax benefit available to the Company upon the assumed exercise of qualified options.
(3) All share data in the financial statements are stated using the primary earnings per share calculation as the above fully diluted calculation is anti-dilutive.